Exhibit 11.2
AMENDED AND RESTATED DEMAND PROMISSORY NOTE
March 24, 2010
FOR VALUE RECEIVED, Immediatek, Inc, a Nevada corporation (“Borrower”), promises to pay to the order of Radical Holdings LP, a Texas limited partnership (“Lender”), the principal sum of SEVEN HUNDRED SEVENTY TWO THOUSAND FIVE HUNDRED and NO/100 DOLLARS ($772,500), or such lesser or greater amount that may be outstanding or advanced under this Note, at 5424 Deloache Avenue, Dallas, Texas 75220, or such other place as Lender may designate, from time to time, in writing, in lawful money of the United States of America and in immediately available funds, together with interest on the unpaid principal balance hereof at the rate provided herein from the date hereof until payment in full of the indebtedness advanced under this Note.
1. Interest Rate. The unpaid principal amount hereunder from time to time outstanding from the date hereof until payment in full of the indebtedness advanced under this Note shall bear interest, calculated on the basis of a 365-day year, at a rate per annum equal to three percent (3%).
2. Payment of Principal and Interest. This Note and all accrued and unpaid interest shall be paid on the date which is 30 days after the date of demand by the Lender or if no such demand is received prior to February 22, 2012 this Note and all accrued and unpaid interest shall be due and payable in one lump sum on March 23, 2012 (the “Maturity Date”). Any payment made under this Note shall be applied first to interest accrued and unpaid on the outstanding principal balance as of such date of payment and then to the outstanding principal balance due hereunder. If any required payment falls due on a Saturday, Sunday or a national or state bank holiday in Texas, then such date shall be extended to the next succeeding day that is not a Saturday, Sunday or national or state bank holiday in Texas. This Note may be prepaid in whole or in part without premium or penalty at any time.
3. Events of Default. An event of default (“Event of Default”) shall exist if:

(a) Borrower shall fail to pay any principal of, or any interest on, this Note or any other amount payable under this Note, when and as the same shall become due and payable; or
(b) an involuntary proceeding shall be commenced, or an involuntary petition shall be filed, seeking (i) liquidation, reorganization or other relief in respect of Borrower or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 120 days or an order or decree approving or ordering any of the foregoing shall be entered; or
(c) Borrower shall (i) voluntarily commence any proceeding, or file any petition, seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) apply for, or consent to, the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or for a substantial part of its assets, (iii) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (iv) make a general assignment for the benefit of creditors, or (v) take any action for the purpose of effecting any of the foregoing; or
(d) Borrower shall be dissolved.
4. Remedies Upon an Event of Default.
(a) Acceleration.
(i) If an Event of Default described in paragraphs (b) or (c) of Section 3 hereof shall occur, this Note and the obligation to pay the principal and accrued interest hereunder shall automatically become immediately due and payable without any action or notice on the part of the Lender.
(ii) If an Event of Default described in paragraphs (a) or (d) of Section 3 hereof has occurred, and at any time thereafter during the continuance of such event, Lender may declare the then outstanding amounts hereunder to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable) and, thereupon, the principal of the amounts hereunder so declared to be due and payable, together with accrued interest thereon and all other obligations of Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.
(b) Remedies Cumulative. The remedies available to Lender, as provided herein, shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of Lender, and may be exercised as often as occasion therefor shall arise. No act of omission or commission of Lender, including, specifically, any failure to exercise any right, remedy or recourse, shall be deemed to be a waiver or release of the same. A waiver or release with reference to any one event shall not be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to a subsequent event.

5. Limitation of Agreements. All agreements between Borrower and Lender, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event, whether by reason of demand, acceleration or otherwise, shall the amount paid, or agreed to be paid, to Lender for the use, forbearance or detention of the money to be loaned under this Note or otherwise or for the payment or performance of any covenant or obligation contained herein or in any other document evidencing, securing or pertaining to the indebtedness represented by this Note, exceed the maximum amount permissible under applicable law, as now existing or as hereafter amended. If from any circumstance whatsoever fulfillment of any provision hereof or any of such other documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance Lender shall ever receive interest, or anything that might be deemed interest under applicable law, that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal due hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note, such excess shall be refunded to Borrower. All sums paid, or agreed to be paid, to Lender for the use, forbearance or detention of the indebtedness of Borrower to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full, so that the actual rate of interest on account of such indebtedness is uniform, or does not exceed the maximum rate permitted by applicable law, as now existing or hereafter amended, throughout the term thereof.
6. Governing Law. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, OTHER THAN THOSE CONFLICT OF LAW PROVISIONS THAT WOULD DEFER TO THE SUBSTANTIVE LAWS OF ANOTHER JURISDICTION.
7. Successors and Assigns. This Note shall be binding upon Borrower and its successors and assigns (including, without limitation, a receiver, trustee or debtor-in-possession of or for Borrower) and shall inure to the benefit of Lender and its heirs, personal and legal representatives, successors and assigns. Borrower may not assign its rights hereunder without the prior written consent of Lender, in its sole discretion, other than by operation of law.
8. Severability. If any provision of this Note or any payment pursuant to the terms hereof shall be found by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Note and any other payments hereunder shall not be affected thereby and shall be enforceable to the greatest extent permitted by law. Furthermore, in lieu of such invalid or unenforceable provision or provisions, there shall be added automatically as part of this Note, a provision or provisions as similar in its or their terms to such invalid or unenforceable provision or provisions as may be possible and be legal, valid and enforceable.
9. No Oral Agreements. This Note, as written, represents the final agreement between Borrower and Lender with respect to the matters contained herein and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between Borrower and Lender. There are no unwritten agreements between Borrower and Lender.

10. Notices. Except as otherwise provided for herein, any notice or demand that, by the provisions hereof, is required or that may be given to, or served upon, Borrower or Lender shall be in writing and: if by telecopy, shall be deemed to have been validly served, given or delivered when transmitted; if by personal delivery or reputable overnight courier, shall be deemed to have been validly served, given or delivered upon actual delivery; and, if mailed, shall be deemed to have been validly served, given or delivered three (3) business days after deposit in the United States mails, as registered or certified mail, with proper postage prepaid and addressed to the party to be notified, as set forth below or to Lender to such other address as Lender shall hereafter give in writing to Borrower by similar notice:

If to Lender:	Radical Holdings LP
5424 Deloache Avenue
Dallas, Texas 75220
Attn: Martin Woodall

If to Borrower:	Immediatek, Inc.
c/o Darin Divinia
320 South Walton
Dallas, Texas 75226
Attn: President
11. Miscellaneous. This Note may not be changed, amended or modified orally. Time is of the essence with respect to all of Borrower’s obligations and agreements under this Note.
SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, Borrower has executed and delivered this Note as of the date and year first above written.

IMMEDIATEK, INC., a Nevada corporation
By:	/s/ DARIN DIVINIA
	Name:	Darin Divinia
	Title:	President

By:	/s/ ROBERT HART
	Name:	Robert Hart
	Title:	Secretary